CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Global Trust, Inc.
tdefazio@dbcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Global Trust is American Realty Capital’s Fifth Fund to Eliminate the Payment of Asset Management Fees in Cash

New York, New York, January 22, 2013 – American Realty Capital Global Trust, Inc. (“ARC Global”) announced today that its board of directors and management mutually agreed to eliminate the payment of asset management fees in cash to its advisor, effective with the quarter ended March 31, 2013. Instead of paying asset management fees in the form of cash or restricted stock as previously approved, ARC Global’s advisor will receive operating partnership units (“OP units”), which will constitute profits interests and will be forfeited unless a performance hurdle is met. Going forward, the OP units would be received on a quarterly basis, subject to the approval of ARC Global’s board of directors.

The OP units will only vest to the extent 100% of shareholder capital is returned plus payment to investors of an annual 6% cumulative, pre-tax, non-compounded return on the capital contributed by investors.

“American Realty Capital continues to implement best practices in all of its products as ARC Global is now our fifth product to subordinate asset management fees and eliminate the payment of those fees in cash and restricted stock,” stated Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARC Global.

About American Realty Capital

Founded in 2006, American Realty Capital (“ARC”) is a full-service investment management firm providing advisory services to retail and institutional investors. ARC is an active sponsor and manager of public and private real estate investments, a business development company and other investment products.  Collectively, ARC's senior team of seasoned professionals has acquired and managed over $10 billion of real estate, as well as $5 billion of corporate sale-leasebacks and net leased properties.
http://www.americanrealtycap.com

About Moor Park Capital Partners LLP

Moor Park Capital Partners LLP (“Moor Park”), founded in 2006, is a UK limited liability partnership and is regulated by the FSA. Headquartered in London, Moor Park is a private real estate firm which concentrates on commercial property investment in Europe and has approximately £2.7 billion of real estate assets currently under management. Moor Park provides a wide range of services to its clients, including, among others, acquisition, development, asset, property and facility management, leasing services, centralized corporate support services and financing services. The partners of Moor Park are Gary Wilder, Shemeel Khan & Jagdeep Kapoor and together have a combined 60 years plus of experience and have structured and executed in excess of £20 billion of real estate transactions over their careers internationally.

http://www.moorparkcapital.com

Important Notice

ARC Global is a publicly registered, non-traded real estate investment program that intends to qualify as a real estate investment trust for the taxable year ended December 31, 2012. Additional information about ARC Global can be found on its website at www.arcglobaltrust.com.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@dbcworks.com.